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                                                                    EXHIBIT 23.4

                         CONSENT OF RYDER SCOTT COMPANY


         Ryder Scott Company, L.P. ("Ryder Scott") hereby consents to references to Ryder Scott Company as expert and to its reserve reports and to information depicted in the Annual Report on Form 10-K for the period from July 1, 2000 to December 31, 2000, for DevX Energy, Inc., a Delaware corporation formerly known as Queen Sand Resources, Inc., that was derived from our reserve reports, incorporated by reference in the Prospects constituting a part of the Registration Statement on Form S-8 and the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 29, 2001.




                                      /s/ Ryder Scott Company, L.P.
                                      -----------------------------
                                      Ryder Scott Company, L.P.


October 26, 2001